As filed with the Securities and Exchange Commission on June 12, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

DREAMWORKS ANIMATION SKG, INC.

(Exact name of Registrant as specified in its charter)

Delaware	68-0589190
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 Flower Street

Glendale, CA 91201

(Address of principal executive offices) (zip code)

SPECIAL DEFERRAL ELECTION PLAN

(Full title of the plans)

KATHERINE KENDRICK, ESQ.

General Counsel and Secretary

DreamWorks Animation SKG, Inc.

1000 Flower Street, Glendale, CA 91201

(Name and address of agent for service)

(818) 695-5000

(Telephone number, including area code, of agent for service)

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act of 1933 and Rule 462 thereunder.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations:
Special Deferral Election Plan	$50,000,000	100%	$50,000,000	$1,535

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Registrant filed with the Commission (File No. 001-32337) are incorporated by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, including portions of the Registrant’s Proxy Statement on Schedule 14A filed on March 30, 2007, to the extent incorporated by reference in such Annual Report on Form 10-K;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007; and

(c)	The Registrant’s Current Reports on Form 8-K filed on January 26, 2007, February 21, 2007 and June 12, 2007.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

This Registration Statement relates to deferred compensation obligations of the Registrant under the Registrant’s Special Deferral Election Plan (the “Plan”). The Plan is a non-qualified deferred compensation program under the Internal Revenue Code.

The principal features of the Plan may be summarized as follows:

Structure. The Plan will permit each participant, by prior irrevocable election, to defer (i) on a pay period basis, any whole percentage of his or her base salary (not exceeding 85% of the participant’s base salary), and (ii) any whole percentage of the cash portion of the participant’s annual bonus or any special bonus or other incentive compensation.

Accounts. The Registrant will establish on its books and records a special account for each individual for whom compensation is deferred or to whom a benefit is allocated under the Plan. However, the Registrant’s obligation to pay the balance credited to such account will at all times be an unfunded and unsecured obligation and rank on parity with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. However, because the Registrant is a parent company, the right of the Registrant, hence the right of creditors of the Registrant (including participants in the Plan), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Registrant itself as a creditor of the subsidiary may be recognized. The Registrant will be under no obligation to establish any trust, escrow arrangement or other fiduciary relationship for the purpose of segregating funds for the payment of the account balances maintained under the Plan. Although the Registrant may establish a so-called “rabbi trust” in order to accumulate a reserve for satisfying its liabilities under the Plan, no participant will have any beneficial interest in those trust assets, and the assets will be available for the satisfaction of creditor claims in the event of the Registrant’s insolvency or bankruptcy.

The Registrant’s obligations under the Plan are not convertible into any other security of the Registrant and will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the

II-1.

Registrant. No trustee has been appointed having authority to take action with respect to such obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the obligations, enforcing covenants and taking action upon a default.

Investment Return. The balance credited to each participant’s account under the Plan will be credited with earnings, at periodic intervals, at a rate equal to the actual rate of return for such period of the investment fund or funds or index or indices selected by such participant from the range of investment vehicles offered under the Plan.

Vesting. Each participant under the Plan will at all times be 100% vested in his or her account balance.

Distribution. Each participant will be permitted to elect various distribution options with respect to his or her account balance attributable to each plan year. Such account balance under the Plan will become payable, based on the participant’s election for such plan year, upon the occurrence of one of the following events: (i) the date of the participant’s termination, (ii) the date, if any, specified by the participant in his or her election, (iii) the earlier of the participant’s termination or a specified date, (iv) the earlier of the participant’s termination or a change in control (as defined in the Plan) of the Registrant, (v) the earlier of a specified date or a change in control or (vi) the earliest of participant’s termination, a specified date or a change in control. The participant’s account will be distributed, based on the participant’s election, in one of the following forms: (i) a lump sum or (ii) a series of annual installments, not to exceed 10. In the event of a participant’s death, his or her entire account balance will be paid in a lump sum to such participant’s designated beneficiary. Some or all of a participant’s account balance may be distributed prior to the time elected by the participant upon the occurrence of an unforeseeable emergency (provided that the distribution is at least $10,000). Accrued benefits may not otherwise be assigned or alienated, to the maximum extent permitted by law.

Amendment / Termination. The Plan may be amended or terminated at any time, but (except in certain instances, when the Plan Administrator determines that amendments are necessary to avoid current taxation of amounts deferred under the Plan) no such plan amendment or termination will adversely affect the benefits which the participants have accrued to date under the Plan or the distribution provisions in effect for those benefits. Otherwise, the Registrant’s obligations under the Plan are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participants.

There is no dollar limit on the total amount of compensation which may be deferred by participants over the term of the Plan. As of the date hereof, the total dollar amount of the Registrant’s outstanding deferred compensation obligations under the Plan was $0.

Item 5.	Interests of Named Experts and Counsel

The validity of the deferred compensation obligations offered hereby has been passed upon by Katherine Kendrick, General Counsel of the Registrant.

Item 6.	Indemnification of Directors and Officers

The By-Laws of the Registrant (Article VII, Section 1) provide the following:

“The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person that was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such proceeding or any claim made in connection therewith. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section 1 of Article VII. Subject to the second sentence of the next paragraph, the Corporation shall be required to indemnify or make advances to a person in connection with a Proceeding (or part thereof) initiated by such person only if the initiation of such Proceeding (or part thereof) was authorized by the Board.

II-2.

The Corporation shall pay the expenses (including attorneys’ fees) incurred by any person that is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, in defending any Proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by such a person in defending any Proceeding in advance of its final disposition shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Section 1 of Article VII or otherwise. If a claim for indemnification after the final disposition of the Proceeding is not paid in full within 90 calendar days after a written claim therefor has been received by the Corporation or if a claim for payment of expenses under this Section 1 of Article VII is not paid in full within 20 calendar days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

The rights conferred on any person by this Section 1 of Article VII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, the Restated Certificate of Incorporation, these By-laws, agreement, vote of stockholders or resolution of disinterested directors or otherwise. The Corporation’s obligation, if any, to indemnify any person that was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity, as applicable.

Any amendment, modification or repeal of the foregoing provisions of this Section 1 of Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.”

The Certificate of Incorporation of the Registrant (Article VI, Section 4) provides the following:

“Limitation on Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Section 4 of this Article VI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.”

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

In addition, the Corporation maintains directors’ and officers’ liability insurance policies.

II-3.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit
4.1	Restated Certificate of Incorporation of the Registrant. Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, filed March 28, 2005.

4.2	Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed December 8, 2005.

5.1	Opinion of Katherine Kendrick, Esq.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Katherine Kendrick, Esq. (Included in Exhibit 5.1)

24	Power of Attorney. Reference is made to the signature page of this Registration Statement.

99.1	Special Deferral Election Plan—Basic Plan Document. Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed June 12, 2007.

99.2	Special Deferral Election Plan—Adoption Agreement. Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K, filed June 12, 2007.

99.3	Special Deferral Election Plan—Plan Amendment effective as of July 1, 2007. Incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K, filed June 12, 2007.

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-4.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-5.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on this June 11, 2007.

DREAMWORKS ANIMATION SKG

By:	/s/ Jeffrey Katzenberg
Jeffrey Katzenberg
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of DreamWorks Animation SKG, a Delaware corporation, do hereby constitute and appoint Jeffrey Katzenberg and Katherine Kendrick or any one of them, the lawful attorney-in-fact and agent, each with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulation or requirements of the Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Jeffrey Katzenberg	Chief Executive Officer	June 11, 2007
Jeffrey Katzenberg

/s/ Lewis C. Coleman	President, Chief Financial Officer,	June 11, 2007
Lewis C. Coleman	Chief Accounting Officer and Director (Principal Financial Officer and Principal Accounting Officer)

II-6.

Signatures	Title	Date

/s/ Roger A. Enrico	Chairman of the Board	June 11, 2007
Roger A. Enrico

/s/ Paul G. Allen	Director	June 11, 2007
Paul G. Allen

/s/ David Geffen	Director	June 11, 2007
David Geffen

/s/ Judson C. Green	Director	June 11, 2007
Judson C. Green

/s/ Mellody Hobson	Director	June 11, 2007
Mellody Hobson

/s/ Michael J. Montgomery	Director	June 11, 2007
Michael J. Montgomery

/s/ Nathan Myhrvold	Director	June 11, 2007
Nathan Myhrvold

/s/ Howard Schultz	Director	June 11, 2007
Howard Schultz

/s/ Karl M. von der Heyden	Director	June 11, 2007
Karl M. von der Heyden

/s/ Margaret C. Whitman	Director	June 11, 2007
Margaret C. Whitman

II-7.

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Restated Certificate of Incorporation of the Registrant. Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, filed March 28, 2005.

4.2	Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed December 8, 2005.

5.1	Opinion of Katherine Kendrick, Esq.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Katherine Kendrick, Esq. (Included in Exhibit 5.1)

24	Power of Attorney. Reference is made to the signature page of this Registration Statement.

99.1	Special Deferral Election Plan—Basic Plan Document. Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed June 12, 2007.

99.2	Special Deferral Election Plan—Adoption Agreement. Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K, filed June 12, 2007.

99.3	Special Deferral Election Plan—Plan Amendment effective as of July 1, 2007. Incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K, filed June 12, 2007.